Exhibit 99.1

Press Release

www.shire.com

Director/PDMR Shareholding

May 12, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces the release on May 11, 2009, of ordinary shares of 5 pence in the capital of Shire plc (“Shares”) in connection with awards made in 2005 under the Shire Long Term Incentive Plan (“LTIP”) to Persons Discharging Managerial Responsibility (“PDMR”)

In accordance with the rules of the LTIP, the following Shares were released:

Name of PDMR	Number of Shares released	Number of Shares sold to satisfy tax liabilities
Matthew Emmens (Director)	86,298	32,858
Angus Russell (Director)	55,972	23,208
Tatjana May	37,263	15,451
Anita Graham	26,550	7,943
Barbara Deptula	30,978	10,498

The LTIP awards were subject to performance criteria measured over the performance period 2005 to 2008.  The percentage of the LTIP awards that vested based on the performance criteria was 88.54%.  Whilst the performance period is measured over three years, the Shares are only released after the fourth anniversary of the grant. The 2005 award was the final award under the LTIP, as the plan was superseded by the Portfolio Share Plan.  All the PDMRs sold sufficient Shares at a price of £8.5615 to satisfy tax liabilities as set out above.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX